Exhibit 23

(Stegman & Company Letterhead)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed by Old Line Bancshares, Inc. on Form S-8 (File Nos. 333-113097, 333-111587, 333-116845 and 333-168291) and the post-effective amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (File No. 333-184924) of our report dated March 14, 2013 with respect to the consolidated financial statements of WSB Holdings, Inc. for the years ended December 31, 2012 and December 31, 2011, which appear in this Current Report on Form 8-K of Old Line Bancshares, Inc.

/s/ Stegman & Company

Baltimore, Maryland

July 22, 2013